EXHIBIT 99.1

PRESS RELEASE

PACIFICARE HEALTH SYSTEMS DISCONTINUES NOTE OFFERING IN LIGHT OF
MARKET CONDITIONS AND CONTINUES WORKING ON FINANCING
ALTERNATIVES

SANTA ANA, Calif.— (BUSINESS WIRE)— July 27, 2001— PacifiCare Health Systems Inc. (Nasdaq:PHSY — news) today announced that it is working on debt refinancing solutions to repay or extend its existing credit facility that expires in January 2002, and also announced that it discontinued efforts to obtain senior note financing in light of market conditions.

The company will continue to work over the coming months to explore financing alternatives, which include, among others, an extension of PacifiCare’s existing credit facility.

The discontinuance of the offering also affects the commitments the company had received from a group of lenders for a new senior secured credit facility, and its cash tender offer for all of the outstanding 7% Senior Notes due 2003 of its wholly owned subsidiary, PacifiCare Health Plan Administrators Inc. Both the proposed credit facility and cash tender offer were contingent upon the completion of the senior notes offering.

The company also indicated that it remains in compliance with all of its existing bank covenants. Further, it reiterated that it will report second quarter 2001 earnings per share of about $0.45, and also noted that it maintained an average of $130 million in free unencumbered cash during the period, which included a $30 million reduction in outstanding debt in April.

Dedicated to making people’s lives better, PacifiCare Health Systems is one of the nation’s largest health care services companies. Primary operations include managed care and health insurance products for employer groups and Medicare beneficiaries in eight Western states and Guam. Other specialty products and operations include pharmacy benefit management, behavioral health services, dental and vision services and life and health insurance. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The company can give no assurances that it can complete a refinancing of its existing credit facility, including arranging other forms of financing, or that if it does, what impact the refinancing will have on its results of operations and financial condition.

# # #

CONTACT:

Suzanne C. Shirley
Investor Relations
(714) 825-5491